PRESS RELEASE
FOR RELEASE AUGUST 4, 2011 AT 8:30 A.M.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED JUNE 30, 2011

Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it earned net income of $23,500 for the quarter ended June 30, 2011, as compared to a net loss of $546,600 for the same quarter in 2010. The increase in net income between the periods was primarily due to a decline in provision for loan losses of $864,200. For the six month period ended June 2011, a net loss of $57,100 was reported, as compared to a net loss of $411,200 for the same period in 2010. The decrease in net loss between the periods was primarily due to a decline in provision for loan losses of $804,200.

At June 30, 2011 assets increased by $9.9 million to $179.6 million from $169.7 million at December 31, 2010. This increase was funded by the proceeds from the Company’s stock conversion and offering which was completed on March 31, 2011. Also, at June 30, 2011 loans receivable, net decreased $1.0 million to $109.5 million from $110.5 million at December 31, 2010 as the Company continued to reduce its reliance on long-term, fixed rate loans. At June 30, 2011 non-performing assets were $4.4 million or 2.45% of assets compared to $2.7 million or 1.58% of assets at December 31, 2010. Included in the $4.4 million of non-performing assets at June 30, 2011 are four one- to- four family loans totaling $1.3 million, one speculative construction loan totaling $1.6 million where the builder has declared bankruptcy, two lot loans totaling $311,000, two home equity lines of credit totaling $94,000, and other real estate owned comprised of two residential properties totaling $1.1 million. The Company’s allowance for loan and lease losses totaled $1,250,000 or 1.13% of total loans at June 30, 2011 as compared to $804,500 or .67% of total loans at June 30, 2010.

The Company’s consolidated tangible equity was $30.0 million at June 30, 2011 compared to $16.0 million at December 31, 2010. The increase was due to the Company’s conversion and stock offering completed on March 31, 2011. From a regulatory perspective, the bank remains well capitalized with a tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio of 13.15%, 26.26% and 27.51%, respectively, as compared to 9.51%, 17.78% and 19.03%, respectively for the same measures as of December 31, 2010.

Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc. Balance Sheets

	(Unaudited)
	June 30, 2011	December 31, 2010
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$418	$4,490
Interest-bearing deposits in other banks	23,738	21,392
Investment Securities	35,455	21,366
Loans, Net	109,490	110,492
Other Real Estate Owned	1,113	2,016
Other Assets	9,371	9,903
Total Assets	$179,585	$169,659

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$124,778	$129,995
Advances from the Federal Home Loan Bank	22,500	22,583
Advances by borrowers for taxes and insurance	1,754	663
Other Liabilities	587	432
Total Liabilities	149,619	153,673
Stockholders' Equity	29,966	15,986
Total Liabilities & Stockholders' Equity	$179,585	$169,659

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six
				Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	1,465	1,644	2,928	3,356
Investment securities	271	214	469	464
Other	13	18	25	28
Total Interest Income	1,749	1,876	3,422	3,848

Interest Expense
Deposits	623	737	1,291	1,509
Borrowings	223	225	444	448
Total Interest Expense	846	962	1,735	1,957

Net Interest Income	903	914	1,687	1,891

Provision for Loan Losses	-	865	61	865

Net Interest Income after Provision for Loan Losses	903	49	1,626	1,026

Noninterest Income	104	122	159	311
Noninterest Expense	996	1,074	1,936	2,065

Net Earnings Before Income Taxes	11	(903)	(151)	(728)

Income Tax Expense (Benefit)	(13)	(356)	(94)	(317)

Net Earnings	24	(547)	(57)	(411)